WILLIAM GANZ ROCKETinfo EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of July 26, 2007, by and between Rocketinfo, Inc., a Delaware corporation (the “Company”), having an address of 3101 West Coast Highway, Newport Beach, California 92660, and William Ganz (the “Employee”), residing at 1427 Goodman Ave., Redondo Beach, CA. 90208.

WITNESSESTH:

WHEREAS, the Company wishes to employ the Employee and the Employee is willing to be so employed and to render services to the Company, all upon the terms and subject to the conditions contained herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Employment. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Employee and Employee agrees to enter the employ of the Company, for the period set forth in Paragraph 2 hereof, to render the services to the Company, its affiliates and/or subsidiaries described in Paragraph 3 hereof.

2. Term. Employee’s term of employment (the “Agreement Term”) under this Agreement shall commence on the date hereof (the “Agreement Date”) and shall continue for a period through and including July 31, 2008, unless extended in writing by both parties or earlier terminated pursuant to the terms and conditions set forth herein.

3. Duties.

(a) Employee shall be employed as the Company’s President. In his capacity as President, Employee shall have the customary powers, responsibilities and authorities of presidents of corporations of the size, type and nature of the Company, including that of a public company. It is agreed that Employee shall perform his services principally in the Company’s Newport Beach, California offices, as well as in the offices of the Company’s affiliates and/or subsidiaries, as required by his duties and responsibilities, or in any other location mutually agreeable to the parties.

(b) Employee shall report to the Board of Directors (the “Board”) of the Company or any other more senior executive officers appointed by the Board and agree to abide by all bylaws and applicable policies of the Company promulgated from time to time by the Board.

4. Exclusive Services And Best Efforts. Employee shall devote all of his working time, attention, best efforts and ability during regular business hours exclusively to the service of the Company, its affiliates and subsidiaries during the term of this Agreement. Nothing shall preclude Employee from (i) engaging in charitable activities and community affairs or (ii) managing his personal investments and affairs; provided, however, that such activities do not materially interfere with the proper performance of his duties and responsibilities as an employee of the Company.

5. Compensation. As compensation for his services and covenants hereunder, the Company shall pay Employee the following:

(a) Salary.  The Company shall pay Employee a salary (the “Salary”) at the rate of $180,000 per year. The Salary will increase to $240,000 per year once the Company has 100 new clients paying a minimum of $1,500 per month, counting any new clients signed on after January 1st, 2007. The Salary shall be payable in accordance with the regular payroll practices of the Company.

(b) Bonus.  The Company shall pay Employee annual bonus compensation (the “Annual Bonus”) in an amount up to a maximum of 30% of Salary based upon Employee’s achievement of certain performance goals established by the Board in consultation with Employee, including the profitability of the Company. The Board shall calculate the Annual Bonus and, if and to the extent awarded, such Annual Bonus shall be payable within forty five (45) days of the completion of the Company’s fiscal year. At the discretion of the Board, Employee may be entitled to additional bonuses based upon the evaluation of Employee and his performance by the Board.

c) Stock Options.  Upon execution and delivery of this Agreement, the Company shall grant to Employee non-qualified options (the “Options”) to purchase up to 2,500,000 shares of the common stock, par value $.001 per share (the “Common Stock”), subject to the terms and conditions of the Company’s 2006 Stock Plan and the standard form of option agreement thereunder, both of which are attached as Exhibit A hereto. The Options shall have an exercise price per share equal to the fair market value of the Common Stock on the date of this Agreement and shall vest on the date of this signed Agreement. The Company will assign to Employee its right to acquire 450,000 shares from Marco Hegyi at a price of $0.30 per share exercisable on or before December 31st, 2007. In addition, the company may grant to Employee (from time to time) options to purchase shares of the Company’s Common Stock or other equity awards pursuant to the terms of any Company stock incentive plan(s) then in effect. Such options or other equity awards shall have such terms and conditions as shall be determined by the Board. When executed, this agreement will replace any existing employee stock plan agreement for this employee.

6. Business Expenses. Employee shall be reimbursed by the Company for those business expenses incurred by him, which are reasonable and necessary for the Employee to perform his duties under this Agreement, upon submission of such accounts and records as may reasonably be required by the policies established from time to time by the Company.

7. Confidentiality. Employee shall keep confidential, except as the Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company and in no way harmful to the Company, at any time either during the term of this Agreement or thereafter, any trade secrets, knowledge, data, intellectual property or other information of the Company relating to the Company and its businesses in whatever form, tangible or intangible, including, without limitation, information regarding cost of new accounts, customer lists, customer activity rates and other customer information, technology (hardware and software), discoveries, processes, algorithms, mask works, strategies, products, processes, know how, technical data, designs, formulas, test data, business plans, marketing plans and advertising results, research, product plans, financial data and information or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Employee may produce, obtain or otherwise learn of during the course of Employee’s performance of services (collectively the “Confidential Information”). Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company, except in connection with the discharge of his duties thereunder. Confidential Information shall not include information that: (a) was disclosed to Employee by a third party who did not obtain the same directly or indirectly from the Company; (b) was known by Employee (in writing) prior to disclosure by Company; (c) constitutes information approved for release by written authorization of the Company; (d) constitutes information whose disclosure is required by law or order of any court, agency, arbitrator or other governmental body; or (e) has been made publicly available or generally available to the applicable industry by the Company. The terms of this paragraph shall survive termination of this Agreement.

8. Return of Confidential Material. Upon the completion or other termination of Employee’s services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, notes and books and data of any nature pertaining to any invention, trade secret or Confidential Information of the Company or to Employee’s services, and Employee will not take with him any description containing or pertaining to any Confidential Information, knowledge or data of the Company which Employee may produce or obtain during the course of his services. The terms of this paragraph shall survive termination of this Agreement.

9. Assignment of Inventions.

(a) Employee agrees that all of the products and proceeds of Employee’s services hereunder, including but not limited to, all processes, technologies, inventions, formulae, methods, materials, ideas, discoveries, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties, whether patentable or not (collectively the “Work Product”), that Employee may acquire, obtain, develop or create in connection with Employee employment hereunder and during the Agreement Term shall belong to the Company. Employee further agrees to: (i) promptly disclose such Work Product to the Company; (ii) assign to the Company, without additional compensation, all patents and other rights to such Work Product in the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing and to evidence, establish, maintain, perfect, protect and enforce or defend the Company’s right, title, and interest in or to any such Word Product; and (iv) give assistance, if reasonably requested, including testimony, in any proceeding to obtain, maintain, defend or enforce rights to the Work Product, if applicable.

(b) Employee agrees and understands that, if any Work Product is described in a patent application or is disclosed to third parties, directly or indirectly, by Employee within two (2) years after the termination of Employee’s employment with the Company, it is presumed that the Work Product was conceived of or made during the Agreement Term, unless Employee can establish the contrary.

(c) Employee agrees not to assert any rights to any Work Product as having been made or acquired by Employee prior to the commencement of employment with the Company, except for with respect to Work Product, if any, disclosed to the Company in writing prior to the commencement of employment pursuant to this Agreement.

10. Other Obligations; Certain Representations.

(a) Employee acknowledges that the Company from time to time may have agreements with other persons which impose obligations or restrictions on the Company made during the course of work there under or regarding the confidential nature of such work. Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company there under.

(b) All of Employee’s obligations under this Agreement shall be subject to any applicable agreements with, and policies issued by the Company to which Employee is subject, that are generally applicable to the five highest paid executives of the Company.

(c) Employee represents and warrants that he has the legal capacity to enter into this Agreement, is under no employment contract, bond, confidentiality agreement, non-competition agreement, or any other obligation that would violate or be in conflict with the terms and conditions of this Agreement or encumber his performance of duties assigned to him by the Company. Employee further represents and warrants that he has not signed or committed to any employment or consultant duties or other obligations that would divert his full attention from or conflict with from the duties assigned to him by the Company.

(d) Employee holds all licenses required by the NASD, all applicable self regulatory organizations, and all federal and state securities and other laws necessary to perform services to the Company as contemplated by this Agreement. All such licenses are in full force and effect, and Employee covenants to take such action as is necessary to maintain all such licenses in full force and effect during the term of this Agreement.

11. Trade Secrets of Others. Employee represents that his performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not disclose to the Company, or allow the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

12. Employee Benefits. During the Agreement Term, the Employee shall be entitled to such insurance, disability and health and medical benefits and be entitled to participate in such retirement plans or programs as generally made available to employees of the Company pursuant to the policies of the Company; provided that the Employee shall be required to comply with the conditions attendant to such coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans. The Employee shall also be entitled to four (4) weeks paid vacation each year at such times as does not interfere with Employee’s performance of his duties hereunder; provided, however, that Employee may not schedule more than two (2) consecutive weeks of vacation and provided, further, however, Employee shall not be entitled to pay in lieu of vacation. Up to a maximum of five (5) unused vacation days may be carried forward to subsequent years. Furthermore, Employee will be entitled to all federal holidays each calendar year. The Company will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule for that year. The Company may withhold from any benefits payable to the Employee all federal, state, local and other taxes and amounts as shall be permitted or required pursuant to law, rule or regulation.

13. Death And Disability.

(a) The Agreement Term shall terminate on the date of Employee’s death, in which event the Employee’s Salary, a pro rata portion of the Annual Bonus, if any, in respect of the actual number of months worked in such fiscal year and reimbursable expenses and benefits owing to Employee through the date of Employee’s death shall be paid to his estate. Employee’s estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this Paragraph 12(a).

(b) If, during the Agreement Term, in the opinion of a duly licensed physician acceptable to the Employee and the Company, the Employee because of physical or mental illness or incapacity shall become substantially unable to perform the duties and services required of him under this Agreement for a period of one hundred and twenty (120) or more consecutive days or an aggregate of six (6) months in any twelve-month period (the “Disability”), the Company may, upon at least thirty (30) days’ prior written notice (given at any time after the expiration of such period) to the Employee of its intentions to do so, terminate this Agreement as of such date as may be set forth in the notice. In case of such termination, the Employee shall be entitled to receive his Salary, a pro rata portion of his Annual Bonus, in any, in respect of the actual number of months worked in such fiscal year and reimbursable expenses and benefits owing to the Employee through the date of termination. Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this Paragraph 12(b).

14. Termination For Cause.

(a) The Company may terminate Employee under this Agreement only for Cause (as hereinafter defined), Disability or the death of Employee during the Agreement Term. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee the Salary and reimbursable expenses and benefits owing to the Employee through the date of termination.

(b) As used herein, the term “Cause” shall mean:

(i) a material breach or material default by Employee of the terms of (A) this Agreement (except any such breach or default that is caused by the Disability or death of Employee), which breach or default remains uncured after twenty (20) days following Employee’s receipt from the Company of written notice specifying such breach or default or (B) any material policy of the Company (including, without limitation, the Company’s policies with respect to insider trading and other trading activities);

(ii) gross negligence or willful misconduct by Employee or the breach of a fiduciary duty of Employee to the Company in the performance of his duties hereunder;

(iii) the commission by Employee of an act of fraud, embezzlement or any other crime by Employee in the performance of his duties as an employee hereunder; or

(iv) conviction of Employee of a felony or any other crime that could materially interfere with the performance of Employee’s duties hereunder or materially damages the reputation of the Company.

15. Termination Without Cause. Notwithstanding anything to the contrary herein, including without limitation Paragraph 2 hereof, the Company may terminate Employee without Cause at any time. Upon any such termination, Employee shall be entitled to four (4) months’ Salary (in an aggregate amount not to exceed $80,000), a pro rata portion of the Annual Bonus, if any, in respect of the actual number of months worked in such fiscal year and reimbursable expenses and benefits owing to the Employee through the date of termination.

16. Change of Control and Good Reason.

(a)  In the event that there occurs a “Change In Control” (as defined below) during the term of this Agreement and as a result thereof the Employee resigns for Good Reason or this Agreement is terminated within ninety (90) days of such Change in Control, the Company expressly agrees that upon such resignation or termination, the Company shall pay to the Employee a sum equal to the Salary due Employee for four (4) months (in an aggregate amount not to exceed $80,000) and any Annual Bonus due and not yet paid as of the Termination Date. As used herein, the term “Change In Control” shall mean, subject to Section 14(b) hereof, either

(i)
any Person (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes in a single transaction or series of transactions the beneficially owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company’s (then) outstanding securities (the “Voting Securities”); provided, however, the acquisition of Voting Securities in a Non-Control Acquisition (as herein defined) shall not constitute a Change In Control. A “Non-Control Acquisition” shall mean an acquisition of Voting Securities by: (i) an employee benefit plan (or a trust associated therewith) maintained by (x) the Company or (y) any entity whose voting securities are majority-owned by the Company or (ii) the Company or a subsidiary thereof;

(ii)
individuals who, on the date of this Agreement, constitute the Board cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though such individual were a member of the incumbent Board;

(iii)
approval by the stockholders of the Company of a merger, consolidation or reorganization whereby (A) the Company’s stockholders prior to the transaction or series of transaction hold less than 50% of the Voting Securities of the surviving corporation and (B) the Company’s incumbent Board prior to the transaction or series of transactions comprises less than a majority of the Board of the surviving corporation;

(iv)	a sale of all or substantially all of the assets of the Company in one transaction or a series of transactions other than by way of a public offering of the Company’s securities;

(v)
the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one transaction or a series of transactions, to one or more parties under circumstances whereby the holders of equity securities of the Company prior to the transaction, hold less than 50% of the total voting power of the surviving corporation;

(vi)	stockholder approval of a plan of liquidation and dissolution; or

(vii)	a change of the Chief Executive Officer of the Company.

(b)  Notwithstanding anything set forth herein to the contrary, in the event that Employee, as a member of the Company’s Board of Directors, votes in favor of any of the transactions described in either Section 14(a)(i), 14(a)(iii), 14(a)(iv), 14(a)(v) or 14(a)(vi) above, then in such event, there shall not be deemed to have occurred a “Change In Control” for the purposes of this Agreement.

(c) As used herein, the term “Good Reason” shall mean (i) reduction in Employee’s (then) current Salary as in effect immediately preceding the Change In Control; (ii) diminution, reduction or other adverse change in the Annual Bonus or other incentive compensation opportunities available to Employee immediately preceding the Change In Control; (iii) significant diminution of the Employee’s title, position, authority or responsibility immediately preceding the Change In Control; or (v) assignment to the Employee of duties incompatible with the position occupied by the Employee immediately preceding the Change In Control.

17. Remedy. It is mutually understood and agreed that Employee’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages or in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to damages the Company may be entitled to recover. In addition, the Company shall be entitled to reimbursement from Employee, upon request, of any and all reasonable attorneys’ fees and expenses incurred by it in enforcing any term or provision of this Agreement.

18. Representations and Warranties of Employee.

(a) In order to induce the Company to enter into this Agreement, Employee hereby represents and warrants to the Company as follows: (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Employee is a party or by which he is or may be bound of subject; and (iii) Employee is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

(b) Employee hereby agrees to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys’ fees) incurred or suffered by the Company resulting from any breach by Employee of any of his representations or warranties set forth herein.

19. Notices. All notices given hereunder shall be in writing and shall be deemed effectively given when mailed, if sent by registered or certified mail, return receipt requested, address to Employee at his address set forth on the first page of this Agreement and to the Company at its address set forth on the first page of this Agreement, Attention: Philip Bode, with a copy to Ellenoff Grossman & Schole, LLP, 370 Lexington Avenue, 19th Floor, New York, New York 10016, Attention: Barry I. Grossman, Esq., or at such address as such party shall have designated by a notice given in accordance with this Paragraph 19.

20. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and no change, alteration or modification hereof may be made except in writing signed by the parties hereto. Any prior or other agreements, promises, negotiations, understandings or representations not expressly set forth in this Agreement are of no force or effect.

21. Severability. If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability, the remainder of this Agreement shall continue in full force and effect.

22. Amendments, Modifications, Waivers. No amendment, modification or waiver of any provisions of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver or consent shall be effective only in specific instances and for the specific purpose for which given.

23. Assignment. Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors and assigns. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, acquisition, consolidation, purchase or otherwise, and such successor shall thereafter be deemed “the Company” for purposes hereof.

24. Applicable Law. This Agreement shall be deemed to have been made, drafted, negotiated and the transactions contemplated hereby consummated and fully performed in the State of California and shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law rules thereof.

23. Jurisdiction and Venue. It is hereby irrevocably agreed that all disputes or controversies between the Company and Employee arising out of, in connection with or relating to this Agreement must be brought in the Superior Court of California, Orange County or in the United States District Court for the Southern District of California (if jurisdiction is available in such court). Each party irrevocably and unconditionally commits to the in personam jurisdiction of such courts and waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such courts, any claim that any such suit and action or proceeding brought in such court has been brought in an inconvenient forum. In any suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, compliant or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 19 hereof.

25. Full Understanding. Employee represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any that he desired, he availed himself of this right, that he has carefully read and fully understands all provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document, which is that it constitutes and agreement of employment.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ROCKETINFO, INC.

By:	/s/ MARIA CAMILA MAZ
Name: MARIA CAMILA MAZ
Title: DIRECTOR

EMPLOYEE

William Ganz, President, ROCKETinfo
(Signature copy on file with attorney)
William Ganz Date: July 26, 2007